Exhibit 35.2

GREYSTONE SERVICING COMPANY LLC
5221 N. O’Connor Blvd., Suite 800
Irving, Texas 75039
Phone: 972-868-5300
Fax: 972-868-5303
www.greyco.com

OFFICER’S CERTIFICATE

Greystone Servicing Company LLC

The undersigned, Paul Smyth, Executive Vice President of C-III Asset Management LLC, doing business as Gresystone Special Servicing as Special Servicer from January l, 2020 through August 26, 2020 and Greystone Servicing Company LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of December 1, 2015, relating to the Citigroup Commercial Mortgage Trust 2015-GC35, Commercial Mortgage Pass-Through Certificates, Series 2015-GC35 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1.

a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the preceding calendar year 2020 (the “Reporting Period”) or portion thereof has been made under the undersigned’s supervision;

2.

to the best of the undersigned’s knowledge, based on such review, the Special Servicer has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 15th day of March, 2021, I have hereunto signed my name.

/s/ Paul Smyth
Paul Smyth, Executive Vice President